[Kramer Levin Naftalis & Frankel LLP Letterhead]

December 12, 2013

Oppenheimer Rochester AMT-Free New York Municipal Fund

6803 South Tucson Way

Centennial, CO 80112-3924

Re: Oppenheimer Rochester AMT-Free New York Municipal Fund

Ladies and Gentlemen:

We have acted as counsel to Oppenheimer Rochester AMT-Free New York Municipal Fund, a Delaware statutory trust (the “Fund”), in connection with the filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 45 (the “Registration Statement”) on Form N-1A (File No. 002-91683) for the purpose of the Fund adopting the Registration Statement as a successor entity pursuant to Rule 414 of the Securities Act of 1933, as amended (“1933 Act”) and registering an indefinite number of Class A, Class B, Class C and Class Y shares of beneficial interest of the Fund under the 1933 Act.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. In rendering this opinion, without independent verification we have relied solely on an opinion of Morris, Nichols, Arsht & Tunnell LLP (the “Local Counsel Opinion”), special Delaware counsel to the Fund, a copy of which is attached hereto, and our opinion is subject to the assumptions, qualifications and limitations set forth in the Local Counsel Opinion, which are incorporated herein by reference (capitalized terms used herein and not otherwise herein defined are used as defined in the Local Counsel Opinion). No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Fund or the Shares.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1. The Fund is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware. Class A, Class B, Class C and Class Y are validly existing Classes of the Fund.

2. The Offered Shares, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Plan and the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares.

This opinion is solely for your benefit, may not be relied on by any person or for any purpose and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Fund’s Registration Statement on Form N-1A. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or facts which may hereafter come to our attention or any changes in laws or any court decisions which may hereafter occur.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP

KL2 2824068.1